The Aaon Group Announces Expansion of Credit Facility to Support Continued Growth

TULSA, Okla., November 12, 2026 — The Aaon Group (NASDAQ: AAON), a leader in high-performance HVAC and thermal management solutions, today announced the refinancing and expansion of its senior credit facility, increasing total borrowing capacity to as much as $1.2 billion from $600 million. The new credit facility extends the Company's debt maturity profile to 2031 and provides enhanced financial flexibility to support strategic growth initiatives, capital investments and supply chain financing.
“We are pleased to have secured improved financing terms while meaningfully increasing our available capital,” said Andy Cheung, CFO and Treasurer. “The expanded facility provides additional liquidity and flexibility, and we believe our enhanced capital structure positions us to capitalize on sustainable growth opportunities while continuing to create value for our customers, employees, and shareholders.”
The amended and restated credit facility provides $850 million of committed borrowing capacity, consisting of a $600 million revolving credit facility and a $250 million term loan facility, and includes an uncommitted accordion feature that could increase total capacity by up to $350 million, subject to customary conditions and additional lender commitments. Included in the new facility is a $100 million supply chain financing program designed to enhance the Company's working capital capabilities through improved cash flow management while reinforcing its commitment to maintaining strong relationships with suppliers and business partners.
Detailed information regarding the new credit facility is included in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission.
About The Aaon Group
The Aaon Group provides high-performance HVAC and thermal management solutions for commercial, industrial, and data center environments. Through two strong brands, AAON and BASX, the company designs and manufactures highly configurable and custom-engineered equipment focused on efficiency, performance, reliability, and long-term customer value. For more information, please visit theaaongroup.com.

Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, “should”, “will”, and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligations to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Important factors that could cause results to differ materially from those in the forward-looking statements include (1) the timing and extent of changes in raw material and component prices, (2) the effects of fluctuations in the commercial/industrial new construction market, (3) the material weakness in the effectiveness of our internal controls over financial reporting, and the impact of our ability to adequately remediate the material weakness in a timely manner, (4) the timing and extent of changes in interest rates, as well as other competitive factors during the year, and (5) general economic, market or business conditions.
Contact Information
Joseph Mondillo
Director of Investor Relations & Corporate Strategy
Email: investorrelations@theaaongroup.com